FOR IMMEDIATE RELEASE	CONTACT:	James Francis, VP - IR
Jessica Batt, VP - IR & ESG
Date: February 7, 2024		IR@maximus.com

Maximus Reports Fiscal Year 2024 First Quarter Results
Raises FY24 Earnings & Free Cash Flow Guidance Following Improved Margin Outlook
(Tysons, Va. - February 7, 2024) - Maximus (NYSE: MMS), a leading provider of government services worldwide, reported financial results for the three months ended December 31, 2023.
Highlights for the first quarter of fiscal year 2024 include:
•Revenue increased 6.2% to $1.33 billion, compared to $1.25 billion for the prior year period. Organic growth was 6.9% and driven by expanded programs as well as resumed programs tied to Medicaid redeterminations.
•Diluted earnings per share were $1.04 and adjusted diluted earnings per share were $1.34, compared to $0.65 and $0.94, respectively, for the prior year period.
•The company is raising earnings and free cash flow guidance for fiscal year 2024. Adjusted operating income guidance is increasing by $15 million, adjusted diluted earnings per share by $0.15, and free cash flow by $10 million.
•A quarterly cash dividend of $0.30 per share is payable on February 29, 2024, to shareholders of record on February 15, 2024.
"Our operational performance was excellent this quarter as we focused on delivery of programs critical to the wellbeing of individuals and families, including veteran exams, redeterminations for Medicaid, return to repayment for millions of borrowers, and recently-completed open enrollment," said Bruce Caswell, President and Chief Executive Officer. "The improved outlook for fiscal 2024 signifies the business is in great health and benefiting from scale. We continue to focus on creating growth opportunities for our employees while using technology to improve the citizen experience and deliver on our customers' missions."
Caswell continued, "More broadly, we believe the current economic climate will continue to favor Maximus, given our current base underpinned by essential work and a strategy squarely aligned to prioritized areas of government spend."

First Quarter Results

Revenue for the first quarter of fiscal year 2024 increased 6.2% to $1.33 billion, compared to $1.25 billion for the prior year period. Organic growth was 6.9% from expanded programs in the domestic segments as well as resumed programs in the U.S. Services Segment tied to the restart of Medicaid redeterminations.
For the first quarter of fiscal year 2024, operating margin was 8.1% and the adjusted operating margin was 9.9%. This compares to margins of 6.0% and 7.9%, respectively, for the prior year period. Diluted earnings per share were $1.04 and adjusted diluted earnings per share were $1.34. This compares to $0.65 and $0.94, respectively, for the prior-year period. The margin improvement is attributable to higher transactional volumes across both expanded and resumed programs.
U.S. Federal Services Segment
U.S. Federal Services Segment revenue for the first quarter of fiscal year 2024 increased 9.5% to $677.1 million, compared to $618.2 million reported for the prior year period. All growth was organic and driven primarily by volume growth on expanded programs, including the VA's Medical Disability Exam (MDE) contracts.
The segment operating margin for the first quarter of fiscal year 2024 was 10.2%. This compares to 8.3% reported for the prior year, which reflected the hiring of resources in anticipation of the higher volumes. The anticipated profile for the U.S. Federal Services Segment is an increasing margin across the year with a full-year margin expected to range between 11% and 12%.

U.S. Services Segment
U.S. Services Segment revenue for the first quarter of fiscal year 2024 increased 11.5% to $489.8 million, compared to $439.5 million reported in the prior year period. All growth was organic and driven by the resumption of Medicaid redetermination activities and expanded programs in eligibility support and clinical services.
The segment operating margin for the first quarter of fiscal year 2024 was 13.5%. This compares to 8.6% reported for the prior year period when redetermination activities were paused. Since resumed, beneficiary engagement drove the highest margin expected for the segment in fiscal year 2024, with slight moderation expected in subsequent quarters as engagement levels normalize. The full-year fiscal 2024 margin for the U.S. Services Segment is expected to range between 11% and 12%.
Outside the U.S. Segment
Outside the U.S. Segment revenue for the first quarter of fiscal year 2024 decreased 16.4% to $160.1 million, compared to $191.6 million reported in the prior year period. Approximately 7% of decline was attributable to disposal of businesses and the remaining decline was due to both lower employment services volumes and currency impacts.
The segment broke even in the first quarter of fiscal year 2024. This compares to an operating margin of 5.3% in the prior year period which benefited from higher employment services volumes. The Outside the U.S. Segment is expected to be slightly above breakeven for the full-year fiscal 2024. Continued shaping of the segment to reduce volatility and deliver consistent profitability is a management priority this year.
Sales and Pipeline
Year-to-date signed contract awards at December 31, 2023, totaled $422 million, and contracts pending (awarded but unsigned) totaled $802 million. The book-to-bill ratio at December 31, 2023, was 1.2x calculated on a trailing twelve-month basis.
The sales pipeline at December 31, 2023, totaled $37.7 billion, comprised of approximately $933 million in proposals pending, $1.01 billion in proposals in preparation, and $35.7 billion in opportunities tracking. New work opportunities represent approximately 77% of the total sales pipeline.
Balance Sheet and Cash Flows
At December 31, 2023, cash and cash equivalents totaled $104.2 million, and gross debt was $1.32 billion. The ratio of debt, net of allowed cash, to adjusted EBITDA for the quarter ended December 31, 2023, as calculated in accordance with our credit agreement, was 2.1x. This compares to 2.2x at September 30, 2023.
For the first quarter of fiscal year 2024, cash provided operating activities totaled $21.6 million and free cash flow was an outflow of approximately $1 million. Days sales outstanding (DSO) were 59 days as of December 31, 2023, reflecting good collections and offset by seasonality from the timing of payments that were expected this quarter. Free cash flow guidance is increasing for the full fiscal year 2024.
On January 5, 2024, our Board of Directors declared a quarterly cash dividend of $0.30 for each share of our common stock outstanding. The dividend is payable on February 29, 2024, to shareholders of record on February 15, 2024.
Raising FY24 Earnings and Free Cash Flow Guidance
Maximus is raising fiscal year 2024 earnings and free cash flow guidance following first quarter results and improved margin outlook for the rest of the fiscal year. Revenue guidance is maintained between $5.05 billion and $5.20 billion.
Adjusted operating income is now expected to range between $503 million and $528 million, representing an increase of $15 million from prior guidance. Adjusted operating income excludes an estimated $88 million of expense for amortization of intangible assets and $1 million of divestiture-related charges incurred this quarter.

Adjusted diluted earnings per share is now expected to range between $5.20 and $5.50 per share, representing an increase of $0.15 per share from prior guidance.

Free cash flow is now expected to range between $300 million and $350 million as a result of the increased earnings guidance. Other estimates include interest expense of approximately $73 million, an effective income tax rate between 24.5% and 25.5%, and weighted average shares outstanding between 62.0 million and 62.2 million shares for fiscal year 2024.
Conference Call and Webcast Information
Maximus will host a conference call tomorrow, February 8, 2024, at 9:00 a.m. ET. Shareholders are invited to submit questions for management’s consideration by emailing IR@maximus.com up to one hour prior to the call.
The call is open to the public and available by webcast or by phone at:
877.407.8289 (Domestic) / +1.201.689.8341 (International)
For those unable to listen to the live call, a recording of the webcast will be available on investor.maximus.com.
About Maximus
As a leading strategic partner to governments across the globe, Maximus helps improve the delivery of public services amid complex technology, health, economic, environmental, and social challenges. With a deep understanding of program service delivery, acute insights that achieve operational excellence, and an extensive awareness of the needs of the people being served, our employees advance the critical missions of our partners. Maximus delivers innovative business process management, impactful consulting services, and technology solutions that provide improved outcomes for the public and higher levels of productivity and efficiency of government-sponsored programs. For more information, visit maximus.com.
Non-GAAP Measures and Risk Factors
This release refers to non-GAAP measures and other indicators, including organic growth, free cash flow, operating income and EPS adjusted for amortization of intangible assets and divestiture-related charges, adjusted EBITDA, and other non-GAAP measures.
A description of these non-GAAP measures, the reasons why we use and present them, and details as to how they are calculated are included in our earnings presentation and forthcoming Form 10-Q.
The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operations, revenue growth, or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.
Statements that are not historical facts, including statements about the company’s confidence and strategies, and the company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand, or acceptance of the company’s products are forward-looking statements that involve risks and uncertainties.
These risks could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements. A summary of risk factors can be found in Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended September 30, 2023, which was filed with the Securities and Exchange Commission (SEC) on November 16, 2023. The Company's SEC reports are accessible on maximus.com.

Maximus, Inc.
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended
	December 31, 2023	December 31, 2022
	(in thousands, except per share amounts)
Revenue	$1,327,041	$1,249,246
Cost of revenue	1,026,987	1,004,499
Gross profit	300,054	244,747
Selling, general, and administrative expenses	169,195	146,452
Amortization of intangible assets	23,349	23,518
Operating income	107,510	74,777
Interest expense	21,507	21,606
Other expense/(income), net	488	(266)
Income before income taxes	85,515	53,437
Provision for income taxes	21,367	13,442
Net income	$64,148	$39,995

Earnings per share:
Basic	$1.05	$0.65
Diluted	$1.04	$0.65
Weighted average shares outstanding:
Basic	61,322	61,117
Diluted	61,535	61,196

Dividends declared per share	$0.30	$0.28

Maximus, Inc.
Consolidated Balance Sheets

	December 31, 2023	September 30, 2023
	(unaudited)
	(in thousands)
Assets:
Cash and cash equivalents	$104,186	$65,405
Accounts receivable, net	860,409	826,873
Income taxes receivable	15,850	16,556
Prepaid expenses and other current assets	129,174	146,632
Total current assets	1,109,619	1,055,466
Property and equipment, net	34,976	38,831
Capitalized software, net	125,383	107,811
Operating lease right-of-use assets	154,929	163,929
Goodwill	1,781,092	1,779,215
Intangible assets, net	680,309	703,648
Deferred contract costs, net	46,439	45,372
Deferred compensation plan assets	47,273	42,919
Deferred income taxes	2,204	2,459
Other assets	34,637	46,147
Total assets	$4,016,861	$3,985,797
Liabilities and Shareholders' Equity:
Liabilities:
Accounts payable and accrued liabilities	$267,623	$282,081
Accrued compensation and benefits	115,864	194,251
Deferred revenue, current portion	63,032	60,477
Income taxes payable	23,717	451
Long-term debt, current portion	90,443	86,844
Operating lease liabilities, current portion	48,490	49,852
Other current liabilities	49,197	49,058
Total current liabilities	658,366	723,014
Deferred revenue, non-current portion	37,221	38,849
Deferred income taxes	198,317	203,898
Long-term debt, non-current portion	1,222,243	1,163,149
Deferred compensation plan liabilities, non-current portion	51,507	46,432
Operating lease liabilities, non-current portion	118,594	129,367
Other liabilities	12,807	13,253
Total liabilities	2,299,055	2,317,962
Shareholders' equity:
Common stock, no par value; 100,000 shares authorized; 61,031 and 60,998 shares issued and outstanding as of December 31, 2023 and September 30 2023, respectively	585,278	577,898
Accumulated other comprehensive loss	(30,588)	(27,615)
Retained earnings	1,163,116	1,117,552
Total shareholders' equity	1,717,806	1,667,835
Total liabilities and shareholders' equity	$4,016,861	$3,985,797

Maximus, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	For the Three Months Ended
	December 31, 2023	December 31, 2022
	(in thousands)
Cash flows from operating activities:
Net income	$64,148	$39,995
Adjustments to reconcile net income to cash flows from operations:
Depreciation and amortization of property, equipment, and capitalized software	8,411	12,280
Amortization of intangible assets	23,349	23,518
Amortization of debt issuance costs and debt discount	601	1,034
Deferred income taxes	(2,165)	(1,331)
Stock compensation expense	9,427	4,403
Loss on sale of a businesses	1,018	—
Change in assets and liabilities, net of effects of business combinations:
Accounts receivable	(35,379)	(200,749)
Prepaid expenses and other current assets	10,056	10,624
Deferred contract costs	(888)	(1,013)
Accounts payable and accrued liabilities	(15,543)	3,642
Accrued compensation and benefits	(67,392)	(53,271)
Deferred revenue	877	14,764
Income taxes	22,250	9,465
Operating lease right-of-use assets and liabilities	(1,088)	(948)
Other assets and liabilities	3,926	2,928
Net cash provided by/(used in) operating activities	21,608	(134,659)
Cash flows from investing activities:
Purchases of property and equipment and capitalized software	(22,247)	(15,697)
Proceeds from divestitures	1,815	—
Net cash used in investing activities	(20,432)	(15,697)
Cash flows from financing activities:
Cash dividends paid to Maximus shareholders	(18,299)	(17,017)
Tax withholding related to RSU vesting	(13,455)	(8,475)
Payments for contingent consideration	(2,819)	(1,415)
Proceeds from borrowings	228,409	268,702
Principal payments for debt	(166,658)	(61,355)
Cash-collateralized escrow liabilities	1,204	(9,473)
Net cash provided by financing activities	28,382	170,967
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	1,846	2,421
Net change in cash, cash equivalents, and restricted cash	31,404	23,032
Cash, cash equivalents, and restricted cash, beginning of period	122,091	136,795
Cash, cash equivalents, and restricted cash, end of period	$153,495	$159,827

Maximus, Inc.
Consolidated Results of Operations by Segment
(Unaudited)

	For the Three Months Ended
	December 31, 2023		December 31, 2022
	Amount	% (1)	Amount	% (1)
	(dollars in thousands)
Revenue:
U.S. Federal Services	$677,078		$618,167
U.S. Services	489,845		439,478
Outside the U.S.	160,118		191,601
Revenue	$1,327,041		$1,249,246
Gross profit:
U.S. Federal Services	$156,662	23.1%	$122,694	19.8%
U.S. Services	118,363	24.2%	83,598	19.0%
Outside the U.S.	25,029	15.6%	38,455	20.1%
Gross profit	$300,054	22.6%	$244,747	19.6%
Selling, general, and administrative expenses:
U.S. Federal Services	$87,855	13.0%	$71,649	11.6%
U.S. Services	52,300	10.7%	45,842	10.4%
Outside the U.S.	25,141	15.7%	28,389	14.8%
Divestiture-related charges (2)	1,018	NM	—	NM
Other (3)	2,881	NM	572	NM
Selling, general, and administrative expenses	$169,195	12.7%	$146,452	11.7%
Operating income:
U.S. Federal Services	$68,807	10.2%	$51,045	8.3%
U.S. Services	66,063	13.5%	37,756	8.6%
Outside the U.S.	(112)	(0.1)%	10,066	5.3%
Amortization of intangible assets	(23,349)	NM	(23,518)	NM
Divestiture-related charges (2)	(1,018)	NM	—	NM
Other (3)	(2,881)	NM	(572)	NM
Operating income	$107,510	8.1%	$74,777	6.0%

(1)Percentage of respective segment revenue. Percentages not considered meaningful are marked "NM."
(2)In November 2023, we sold our businesses in Italy and Singapore, as well as our employment services business in Canada, recording a loss of $1.0 million. We previously recorded an impairment charge of $2.9 million related to these assets.
(3)Other expenses includes credits and costs that are not allocated to a particular segment. This includes expenses incurred as part of our acquisitions, as well as potential acquisitions which have not been or may not be completed.

Maximus, Inc.
Consolidated Free Cash Flows - Non-GAAP
(Unaudited)

	For the Three Months Ended
	December 31, 2023	December 31, 2022
	(in thousands)
Net cash provided by/(used in) operating activities	21,608	(134,659)
Purchases of property and equipment and capitalized software	(22,247)	(15,697)
Free cash flow (Non-GAAP)	$(639)	$(150,356)

Maximus, Inc.
Non-GAAP Adjusted Results Excluding Amortization of Intangible Assets
(Unaudited)

	For the Three Months Ended
	December 31, 2023	December 31, 2022
	(dollars in thousands, except per share data)
Operating income	$107,510	$74,777
Add back: Amortization of intangible assets	23,349	23,518
Add back: Divestiture-related charges	1,018	—
Adjusted operating income excluding amortization of intangible assets and divestiture-related charges (Non-GAAP)	$131,877	$98,295
Adjusted operating income margin excluding amortization of intangible assets and divestiture-related charges (Non-GAAP)	9.9%	7.9%

Net income	$64,148	$39,995
Add back: Amortization of intangible assets, net of tax	17,208	17,360
Add back: Divestiture-related charges	1,018	—
Adjusted net income excluding amortization of intangible assets and divestiture-related charges (Non-GAAP)	$82,374	$57,355

Diluted earnings per share	$1.04	$0.65
Add back: Effect of amortization of intangible assets on diluted earnings per share	0.28	0.29
Add back: Effect of divestiture-related charges on diluted earnings per share	0.02	—
Adjusted diluted earnings per share excluding amortization of intangible assets and divestiture-related charges (Non-GAAP)	$1.34	$0.94